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                NEWS
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                                                              [NIPSCO logo]

                                                         A NiSource Company
                                                         801 E. 86th Avenue
                                                    Merrillville, IN  46410

          FOR IMMEDIATE RELEASE
          May 31, 2004

          FOR ADDITIONAL INFORMATION
          Larry Graham, Manager
          NIPSCO Communications
          (260) 439-1330


                      NIPSCO AND UNITED STEELWORKERS OF AMERICA
                         REACH TENTATIVE CONTRACT AGREEMENTS

               MERRILLVILLE, Ind. - Northern Indiana Public Service Company (NIPSCO) announced tonight it has reached tentative agreements with the United Steelworkers of America (USWA) on new collective bargaining agreements covering 1,878 NIPSCO employees.

               NIPSCO is pleased to have reached fair and equitable contract agreements with USWA Locals 12775 and 13796. The tentative agreements provide a realistic and sustainable balance between NIPSCO resources and employee needs. They allow NIPSCO to continue providing many of the best jobs in northern Indiana, and keep those good jobs strong for years to come with competitive healthcare and benefits for employees and retirees.

               The five-year agreements, which are subject to ratification by the unions' membership, will replace the previous collective bargaining agreements that expire at midnight tonight (May 31, 2004).

               NIPSCO thanks all of its employees, who remained focused during negotiations and maintained a constructive atmosphere in which the company could address the issues at hand and continue delivering safe and reliable energy service to its customers, every day.

               NIPSCO, with headquarters in Merrillville, Ind., is one of the 10 energy distribution companies of NiSource Inc. (NYSE: NI). With nearly 700,000 natural gas customers and 430,000 electric customers across the northern third of Indiana, NIPSCO is the largest natural gas distribution company, and the second largest electric distribution company, in the state. NiSource distribution companies serve 3.7 million natural gas customers primarily in nine states. More information about NIPSCO is available at www.nipsco.com.
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